EXHIBIT 99.1

Final - For immediate release                                                             CONTACT: PAUL VITEK, CFO

                                                                                                                                      (972) 401-0090

                                                                                                                                    Release #04-03

CARBO CERAMICS INC. ANNOUNCES RECORD FOURTH QUARTER AND 2003 EARNINGS

Conference Call Scheduled for Today, 9:00 a.m. Central Time

Irving, Texas (February 4, 2004) -- CARBO Ceramics Inc. (NYSE: CRR), a manufacturer of ceramic proppants for use in the hydraulic fracturing of natural gas and oil wells, today announced net income of $9.3 million, or $0.59 per diluted share, on revenues of $48.7 million for the quarter ended December 31, 2003. This represents the highest quarterly earnings in the history of the company and is an increase of 139 percent compared to net income of $3.9 million, or $0.25 per diluted share, on revenues of $31.9 million for the fourth quarter of 2002. Results for the quarter ended December 31, 2002 included a reserve of $1.0 million, on a pre-tax basis, for a legal judgment against the company. Excluding this reserve, net income for the quarter ended December 31, 2002 would have been $0.29 per diluted share.

Revenue for the fourth quarter of 2003 increased by 53 percent compared to the fourth quarter of 2002. Proppant and industrial sales volume was very strong, increasing 51 percent from last year's fourth quarter to a record 164 million pounds. Compared to the prior year's fourth quarter, sales volume in North America increased by 38 percent while sales volume in overseas export markets increased by 154 percent. Increases in North American markets were driven both by an increase in drilling activity and the success of the company's field trial work in demonstrating the effectiveness of ceramic proppants in markets where these products traditionally have not been used, specifically the U.S. Rocky Mountain region and East Texas. The average selling price for the quarter was unchanged compared to the fourth quarter of 2002. Revenue for the fourth quarter of 2003 included $4.3 million from Pinnacle Technologies Inc. compared to $2.6 million for the same period a year earlier. The gross profit margin for the fourth quarter increased to 45 percent versus 41 percent a year earlier. The increase in the gross profit margin was primarily attributable to lower per-unit production costs due to higher throughput at the company's manufacturing facilities and an increase in sales of the company's higher margin products. Selling, general and administrative expenses as a percent of revenue were 15 percent, down from 17 percent in the prior year's fourth quarter. While the company had $0.6 million in start-up expenses related to its manufacturing facility in China in the fourth quarter of 2002, there were no such start-up expenses in the fourth quarter of 2003.

For the year ended December 31, 2003, the company reported record net income of $29.6 million, or $1.88 per diluted share, on record revenues of $169.9 million. This compares with 2002 net income of $19.7 million, or $1.28 per diluted share, on revenues of $126.3 million. Excluding the legal reserve recorded in the fourth quarter of 2002, net income for the year ended December 31, 2002 would have been $1.32 per diluted share.

Full year 2003 revenues increased 35 percent from the previous year. Proppant and industrial sales volume increased 32 percent compared to 2002, with North American sales volume increasing by 21 percent and overseas export sales volume increasing by 100 percent. For the full year 2003, the average selling price decreased 2 percent due to a shift in the mix of products sold compared to the previous year. The gross profit margin increased from 41 percent in 2002 to 43 percent in 2003. The improved margins were primarily attributable to improved operating performance and higher throughput at the company's manufacturing facilities.

CARBO Ceramics Fourth Quarter and 2003 Earnings Release

February 4, 2004

Selling, general and administrative expenses for 2003 increased by $6.3 million compared to 2002. However, selling, general and administrative expenses as a percentage of revenue for the full year 2003 remained at 15 percent, unchanged from the previous year.

President and CEO, C. Mark Pearson commented on this morning's announcement stating, "We are obviously very pleased with the record results achieved for both the fourth quarter and the full year 2003. Despite decreased drilling activity throughout the year in the South Texas market that has traditionally been the largest user of ceramic proppant, we were able to achieve significant growth in other regions in North America and we experienced significant growth in overseas export markets. Our newest facility in Louyang, China made its first shipment in January and was operating above its design capacity by mid-year. This played a significant part in our ability to expand our international sales for the year."

Addressing the outlook for 2004, Dr. Pearson stated, "We believe that continued strong natural gas prices will result in increased drilling activity in 2004. We also believe that the operators of natural gas and oil wells are increasingly recognizing the importance of maximizing production from each well in reducing overall development costs. We expect this trend to continue to increase the demand for our products and that is the primary reason we have committed to add capacity in China by mid-year. As previously announced, we will be also breaking ground later this year on a new facility in McIntyre, Georgia with a planned capacity of 250 million pounds."

As previously announced, a conference call to discuss the company's fourth quarter and full-year results has been scheduled for today at 9:00 a.m. central time. To participate in the call, please dial 719-457-2653 and refer to confirmation code 454880. The call can also be accessed live or on a delayed basis via the company's Web site, www.carboceramics.com or by accessing the following URL: http://www.vcall.com/CEPage.asp?ID=85787.

CARBO Ceramics Inc. is based in Irving, Texas.

This news release contains forward-looking statements that involve risks and uncertainties including price volatility, operation and other risks and other factors described in the company's publicly available SEC reports, which could cause actual results to differ materially from those indicated in the forward-looking statements.

- tables follow -

CARBO Ceramics Fourth Quarter and 2003 Earnings Release

February 4, 2004

	Three Months Ended December 31		Year Ended December 31
	2003	2002	2003	2002
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$48,715	$31,862	$169,936	$126,308
Operating expenses:
Cost of sales	26,873	18,874	97,002	74,672
Selling, general & administrative	7,132	5,398	25,123	18,864
Start-up costs	-	551	80	1,099
Provision for legal judgment	-	993	-	993
Loss on disposal of equipment	-	-	717	-
Total operating expenses	34,005	25,816	122,922	95,628
Operating income	14,710	6,046	47,014	30,680
Net interest income	59	117	191	486
Other income (expense)	15	(6)	(118)	77
Income before income taxes	14,784	6,157	47,087	31,243
Income taxes	5,483	2,262	17,518	11,529
Net income	$ 9,301	$ 3,895	$ 29,569	$ 19,714

Earnings per share:
Basic	$0.59	$0.25	$1.90	$1.29
Diluted	$0.59	$0.25	$1.88	$1.28

Average shares outstanding:
Basic	15,673	15,390	15,560	15,233
Diluted	15,795	15,528	15,689	15,375

Depreciation and amortization	$ 2,737	$ 2,130	$ 10,393	$ 7,815

Selected Balance Sheet Information

	Dec. 31, 2003	Dec. 31, 2002
	(in thousands)
Total current assets	$ 92,709	$ 64,867
Net property, plant and equipment	116,664	111,797
Intangible assets, net	3,911	3,497
Total assets	235,124	199,610
Total current liabilities	16,432	17,940
Deferred income taxes	18,553	13,085
Shareholders' equity	200,139	168,585
Total liabilities and shareholders' equity	235,124	199,610

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